EXHIBIT 99.1

Joint Filing Agreement by and among the Reporting Persons

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D/A, dated October 11, 2023 (the “Schedule 13D”), with respect to the common stock, par value $0.0001 per share, of Aspen Technology, Inc., is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D/A and each such subsequent amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D/A and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 11th day of October, 2023.

EMERSON ELECTRIC CO.

By:	/s/ John A. Sperino
Name:	John A. Sperino
Title:	Vice President and Assistant Secretary

EMR HOLDINGS, INC.

By:	/s/ John A. Sperino
Name:	John A. Sperino
Title:	Vice President and Secretary

EMR WORLDWIDE INC.

By:	/s/ John A. Sperino
Name:	John A. Sperino
Title:	Vice President and Secretary

EMR US HOLDINGS LLC

By:	/s/ John A. Sperino
Name:	John A. Sperino
Title:	Authorized Signatory

RUTHERFURD US LLC

By:	/s/ John A. Sperino
Name:	John A. Sperino
Title:	Authorized Signatory